Exhibit 99.1 NASDAQ:GFED www.gbankmo.com For Immediate Release

Contact:	Shaun A. Burke, President & CEO or Carter M. Peters, CFO 1341 W. Battlefield Springfield, MO 65807 417.520.4333

Guaranty Federal Bancshares, Inc.
Announces PRELIMINARY THIRD QUARTER 2013 Financial Results

SPRINGFIELD, MO – (October 16, 2013) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its third quarter ended September 30, 2013.

Third Quarter 2013 Financial Highlights

●	Basic and diluted earnings per common share for the quarter increased to $0.42 and $0.41, respectively, compared to basic and diluted loss per common share of $(.34) for the same quarter in 2012.
●	Net income increased to $1.3 million for the quarter compared to a net loss of $(717,000) for the same quarter in 2012.
●	Annualized return on average assets increased to .85% for the quarter compared to (.44%) for the same quarter in 2012.
●	Annualized return on average equity increased to 10.93% for the quarter compared to (5.48%) for the same quarter in 2012.
●	Net interest margin increased to 3.39% for the quarter compared to 3.34% for the same quarter in 2012.
●	Efficiency ratio improved to 66.88% for the quarter compared to 74.33% for the same quarter in 2012.
●	Transaction deposit account balances as of September 30, 2013 increased $29.0 million, or 8.29%, since December 31, 2012.
●	Long-term borrowings (classified as non-core funding liabilities) declined $30.1 million as of September 30, 2013 compared to December 31, 2012.

Net income for the third quarter ended September 30, 2013 was $1,346,000 as compared to a net loss of $(717,000) for the same quarter in 2012. This is a decline from the $1,568,000 earned in the second quarter of 2013. After preferred stock dividends and accretion, diluted earnings per common share was $0.41 for the quarter, an increase from the loss per diluted common share of $(.34) during the same quarter in 2012 and a decrease from the $.49 per diluted common share earned in the second quarter of 2013.

The following were key issues that contributed to the third quarter operating results compared to the same quarter in 2012 and the financial condition results compared to December 31, 2012:

Net interest income –Total net loans have declined $8.8 million since December 31, 2012 which has had a negative impact on interest income and net interest margin. Weak loan demand, combined with an extended low interest rate environment, has made it difficult to maintain loan balances and loan yield. Despite the decline in loan balances and yield, net interest margin has increased over the prior year quarter due to the Company’s efforts to grow lower cost core deposits and reduce the overall cost of funds. Also, the Company has benefited from the elimination of $30.1 million of higher cost wholesale funding balances (Federal Home Loan Bank advances and repurchase agreements) during the nine month period ended September 30, 2013. The average cost of funds for the quarter was .89% compared to 1.20% for the same quarter in 2012.

Non-interest income – Non-interest income increased $499,000 over the prior year quarter. The Company experienced a reduction in losses on foreclosed assets for sale compared to the prior year quarter. Losses of $28,000 were recognized during the quarter compared to $1.0 million recognized during the prior year quarter. Offsetting this improvement was a reduction in gains on sales of tax credits and loans. The Company recognized no gains on sales of tax credits for the quarter, however, recorded gains on sales of tax credits of $282,000 during the prior year quarter. Also, due to increasing mortgage rates, fixed-rate mortgage volume declined resulting in a $244,000 reduction of income from sales of loans compared to the prior year quarter.

Non-interest expense – Non-interest expense decreased $93,000 over the prior year quarter primarily due to the reduction in legal expenses associated with problem assets. Legal expense declined $97,000 during the quarter as compared to the same quarter in 2012.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $200,000 during the quarter, a decrease from the $2.6 million recognized in the prior year quarter. The allowance for loan losses as of September 30, 2013 was 1.81% of gross loans outstanding (excluding mortgage loans held for sale) compared to 1.84% as of December 31, 2012.

Capital – At September 30, 2013, as compared to December 31, 2012, stockholders’ equity decreased $1.2 million, with a corresponding reduction in book value per common share of $.53 to $13.81. This is due to a few factors. First, stockholders’ equity increased for the nine month period due to $3.3 million in net income after preferred stock dividends and accretion. However, other factors reduced stockholders’ equity. In May 2013, the Company completed a $2 million repurchase of the warrant issued to the United States Department of the Treasury in 2009 as part of its Troubled Asset Relief Program’s Capital Purchase Program. The Treasury no longer has any equity interest in the Company which eliminates any potential shareholder dilution that would have occurred had the warrant been exercised rather than repurchased. As a result of increases in market interest rates on many debt securities during the second and third quarters, the banking industry has experienced a sharp decline in the value of its investment portfolios. The Company’s unrealized gains on available-for-sale securities declined $2.7 million at September 30, 2013 as compared to December 31, 2012. Despite the reduction in stockholders’ equity, the Company and the Bank’s regulatory capital ratios remain strong and well above regulatory requirements.

Non-performing assets – Compared to December 31, 2012, the Company has experienced a $2.7 million increase in nonperforming assets to $22.5 million as of September 30, 2013. Nonperforming assets as a percentage of total assets was 3.52% as of September 30, 2013 compared to 3.01% as of December 31, 2012. Reducing non-performing assets has been and will continue to be a significant focus of the Company.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Losses on foreclosed assets held for sale
●	Gains on sales of Missouri low-income housing tax credits
●	Prepayment penalty on repurchase agreements
●	Professional fees expense incurred for a Registration Statement on Form S-1 required for the Treasury’s proposed auction of the Company’s preferred stock under the CPP.
●	Charge for loss on deposit accounts
●	Provision for loan loss expense
●	Provision (credit) for income taxes

A reconciliation of the Company’s net income to its operating income for the three and nine months ended September 30, 2013 and 2012 is set forth below.

	Three Months Ended		Nine Months Ended
	9/30/2013	9/30/2012	9/30/2013	9/30/2012
	(Dollar amounts are in thousands)

Net income	$1,346	$(717)	$3,866	$462

Add back:
Provision (credit) for income taxes	440	(466)	1,193	(578)
Income before income taxes	1,786	(1,183)	5,059	(116)

Add back/(subtract):
Gains on investment securities	(14)	(31)	(219)	(138)
Loss on foreclosed assets held for sale	28	1,033	176	1,205
Gain on sale of low-income housing tax credits	-	(282)	(1,441)	(282)
Prepayment penalty on repurchase agreements	-	-	1,510	-
Professional fees incurred with Form S-1 filing	-	221	-	221
Loss on deposit accounts	-	-	231	-
Provision for loan loss expense	200	2,600	850	5,600
	214	3,541	1,107	6,606

Operating income	$2,000	$2,358	$6,166	$6,490

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:

	Three Months Ended		Nine Months Ended
Operating Data:	9/30/2013	9/30/2012	9/30/2013	9/30/2012
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,350	$6,847	$19,236	$20,559
Total interest expense	1,230	1,704	3,939	5,286
Net interest income	5,120	5,143	15,297	15,273
Provision for loan losses	200	2,600	850	5,600
Net interest income after provision for loan losses	4,920	2,543	14,447	9,673
Noninterest income	876	377	4,580	2,264
Noninterest expense	4,010	4,103	13,968	12,053

Income (loss) before income taxes	1,786	(1,183)	5,059	(116)
Provision (credit) for income taxes	440	(466)	1,193	(578)

Net income (loss)	$1,346	$(717)	$3,866	$462
Preferred stock dividends and discount accretion	199	199	596	878
Net income (loss) available to common shareholders	$1,147	$(916)	$3,270	$(416)

Basic income (loss) per common share	$0.42	$(0.34)	$1.20	$(0.15)
Diluted income (loss) per common share	$0.41	$(0.34)	$1.16	$(0.15)

Annualized return on average assets	0.85%	(.44% )	0.80%	0.09%
Annualized return on average equity	10.93%	(5.48% )	10.21%	1.15%
Net interest margin	3.39%	3.34%	3.38%	3.37%
Efficiency ratio	66.88%	74.33%	70.27%	68.73%

	As of	As of
Financial Condition Data:	9/30/2013	12/31/2012

Cash and cash equivalents	$30,077	$41,663
Investments	105,955	102,162
Loans, net of allowance for loan losses
9/30/2013 - $8,473; 12/31/2012 - $8,740	459,594	468,376
Other assets	44,877	48,231
Total assets	$640,503	$660,432

Deposits	$510,724	$500,015
FHLB advances	52,950	68,050
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	10,000	25,000
Other liabilities	1,700	1,034
Total liabilities	590,839	609,564
Stockholders' equity	49,664	50,868
Total liabilities and stockholders' equity	$640,503	$660,432

Equity to assets ratio	7.75%	7.70%
Book value per common share	$13.81	$14.34
Nonperforming assets	$22,519	$19,861